                                                                    Exhibit 99.1


PRESS RELEASE

Press Contacts:
Mediaplex, Inc.
Joy Fauvre
415.808.1930
jfauvre@mediaplex.com
---------------------

Phase II Strategies
Bill Mandel                                 Angela Von Ruden
415.772.8432                                212.530.7553
bill mandel@p2pr.com                        angela vonruden@p2pr.com
--------------------                        ------------------------


       Mediaplex Promotes Brian Powley to EVP of Sales & Client Services

 Ogilvy Interactive Veteran to Lead Client Services and Business Development;
              George Rekouts Promoted to VP/ Product Development;
                        Alan Heckman Promoted to R&D VP

SAN FRANCISCO - September 15, 2000 -- Mediaplex, Inc. (Nasdaq: MPLX), a leading advertising technology company, today announced the promotion of several key executives to new positions. Brian Powley, formerly Senior Vice President of Client Services, was named Executive Vice President of Sales & Client Services, a post from which he will oversee the client services staff as well as direct Mediaplex's business development activities. George Rekouts, formerly Director of Engineering for Advanced Products, was named Vice President of Product Development, and Alan Heckman, formerly Director of Database Systems, was named Vice President of Research & Development.

"These executives have been key players in helping Mediaplex gain traction as it works to transform the advertising industry," said Gregory R. Raifman, Chairman and CEO of Mediaplex. "Brian, George and Alan were instrumental in helping us win our recent five-year technology contract with eBay. I am pleased that their new positions will enable them to assume even greater leadership roles in their respective areas."

Brian Powley came to Mediaplex from Ogilvy Interactive, where as a partner and Worldwide Account Director, he was responsible for global strategic direction and management of IBM's interactive brand advertising. Powley has also held management positions with such print publishers as Ziff-Davis and EMAP Computing.

George Rekouts has more than a decade of experience in software development, architecture and engineering with such companies as AdKnowledge, CyberMedia and Treasury Services Corp.

                                     -OVER-

Alan Heckman has 15 years of experience in software and database architecture and development at IBM, Oracle and AdKnowledge.

At the same time, Mediaplex announced that Walter Haefeker, Chief Scientist, will become a consultant to Mediaplex while he works on a book about digital marketing. His post of Chief Scientist will not be filled.

About Mediaplex, Inc.
Mediaplex, Inc. (Nasdaq: MPLX; www.mediaplex.com) is a leading advertising
                               -----------------
technology company. Mediaplex's proprietary MOJO(TM) (mobile Java objects) technology is the only platform that can automatically configure ad messages in response to real-time changes in an advertiser's key business variables, such as inventory levels, product pricing and customer data, then communicate the campaign results back for ongoing optimization. In addition, Mediaplex provides comprehensive online campaign services. Mediaplex clients include Motorola, eBay, macys.com, OfficeMax.com, eCOST.com, and advertising agencies such as The Interpublic Group of Companies and its subsidiaries McCann-Erickson/A&L and DraftWorldwide, Young & Rubicam and its subsidiary The Digital Edge, Publicis & Hal Riney, Tonic 360 and Lot21 on behalf of their clients such as Sprint PCS, Sun Microsystems, and Palm Computing. Mediaplex is headquartered in San Francisco with offices in New York, Silicon Valley and Louisville. Mediaplex can be contacted at 877.402.PLEX.

The foregoing press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those described in such statements as a result of a number of factors. In particular, comments as to Mediaplex's future prospects, the future increasing adoption of its MOJO products and MOJO-enhanced features, its ability to partner with advertising agencies, and its positioning in the advertising and marketing communications industry are subject to certain risks. These risks include: continued acceptance of MOJO products and MOJO-enhanced features by customers and potential customers, and adoption of new laws and regulations affecting the provision of Internet advertising services and technology, including laws and regulations covering privacy, pricing and content. A fuller discussion of the risks and uncertainties that could affect the success of Mediaplex and its future results are more fully set forth in the Risk Factors section of Mediaplex's Annual Report on Form 10-K for the year ended December 31, 1999 filed with the Securities and Exchange Commission on March 30, 2000, Mediaplex's Quarterly Report on form 10-Q for the quarter ended June 30, 2000 filed with the Securities and Exchange Commission on July 25, 2000, as well as Mediaplex's other public filings.